Exhibit 3.1

State of California SECRETARY OF STATE	A458541

CORPORATION  DIVISION

I, BILL JONES, Secretary of State of the State of California, hereby certify:

That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this
MAR 20 1995

Secretary of State

A458541

ENDORSED

FILED

In the office of the Secretary State

of the State of California

MAR - 9 - 1995

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TAITRON COMPONENTS INCORPORATED

(a California Corporation)

Stewart Wang and Kenneth Crooks certify that:

1)     They are the duly elected and acting President and Secretary, respectively, of Taitron Components Incorporated, a California corporation (the "Corporation").

2)     The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the General Corporation Law of California) are amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is:

Taitron Components Incorporated

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

A.     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B.     The Corporation is authorized to provide, whether by bylaw, agreement or otherwise, for the indemnification of agents (as defined in Section 317 of the General Corporation Law of California) of the Corporation in excess of that expressly permitted by such Section 317 for those agents, for breach of duty to the Corporation and its shareholders to the extent permissible under California law (as now or hereafter in effect). In furtherance and not in limitation of the powers conferred by statute:

1.     the Corporation shall have the power to purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such, whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of these Articles of Incorporation, or at law; and

2.     the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

No such bylaw, agreement or other form of indemnification shall be interpreted as limiting in any manner the rights which such agents would have to indemnification in the absence of such bylaw, agreement or other form of indemnification.

C.     Any repeal or modification of the foregoing provisions of this Article III by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IV

The Corporation is authorized to issue two classes of shares, designated Common Stock, par value $.001 per share (the "Common Stock"), and Preferred Stock, par value $.001 per share (the "Preferred Stock"). The number of shares of Common Stock authorized to be issued is 20,762,612 and the number of shares of Preferred Stock authorized to be issued is 5,000,000.

A.     The Preferred Stock may be divided into such number of series as the Board of Directors of the Corporation may determine. The Board of Directors of the Corporation is authorized to determine and alter the rights, preferences, privileges and restrictions, including dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption and liquidation preferences, granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

B.     The Common Stock shall be divided into 20,000,000 shares of "Class A Common Stock" and 762,612 shares of "Class B Common Stock." Upon the filing of these Amended and Restated Articles of Incorporation with the Secretary of State of California, each share of common stock of the Corporation outstanding immediately prior the filing of these Amended and Restated Articles of Incorporation (the "Outstanding Common Stock") shall be, and hereby is, reclassified and changed into 0.890902056 of a share of Class A Common Stock. Each holder of Outstanding Common Stock shall surrender the certificate or certificates representing the shares of Outstanding Common Stock held by such person to the agent for the registration of transfer of shares of Class A Common Stock at its office or to the Corporation at its principal executive offices. As promptly as practicable after the surrender of a certificate representing shares of Outstanding Common Stock, the Corporation will deliver or cause to be delivered to the holder of such certificate a certificate or certificates representing the whole number of shares of Class A Common Stock issuable to such holder in exchange therefor, issued in such name or names as such holder may direct. Cash at the rate of $5.00 per share shall be paid in lieu of issuing fractional shares. The 0.890902056 for 1 reverse stock split and the reclassification of the Outstanding Common Stock into Class A Common Stock shall be effective as of the date these Amended and Restated Articles of Incorporation are filed, notwithstanding when the certificates for the Outstanding Common Stock are surrendered or when the certificates for shares of the Class A Common Stock are issued. The Board of Directors of the Corporation shall have no power, without the approval of the outstanding shares of Common Stock, to alter the rights with respect to the Class A Common Stock or the Class B Common Stock.

1.     Voting. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, every holder of the outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in the holder's name and every holder of the outstanding shares of Class B Common Stock shall be entitled to cast thereon, in person or by proxy, for each share of Class B Common Stock standing in the holder's name, a number of votes equal to the product of 10 multiplied by the number of shares (including fractional shares) of Class A Common Stock into which one share of Class B Common Stock is then convertible. Except as otherwise provided by law, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock shall vote together as a single class on all matters submitted to a vote of the shareholders of the Corporation.

2.	Conversion of Class B Common Stock.

a.     Each share of Class B Common Stock may at any time be converted at the election of the holder thereof into one fully paid and nonassessable share of Class A Common Stock, subject to adjustment as set forth in Subsection b. of this Section 2. Any holder of shares of Class B Common Stock may elect to convert any or all of such shares at one time or at various times in such holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of Class B Common Stock to be converted to the agent for the registration of transfer of shares of Class A Common Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or the holder's duly authorized attorney. The issuance of a certificate for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock so converted, the person or persons requesting the issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock and the payment of any tax as hereinbefore provided, the Corporation shall deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate, a certificate or certificates representing the number of shares of Class A Common Stock issuable upon such conversion, issued in such name or names as the holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of Class B Common Stock shall cease at such time, and the person or persons in whose name or names the certificate representing shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time and shall have and may exercise all the rights and powers pertaining thereto. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as may be issuable upon the conversion of all such outstanding shares of the Class B Common Stock.

b.     In the event that the Corporation shall issue shares of Class A Common Stock to the holders of the Class A Common Stock as a stock dividend or stock split, or in the event that the Corporation reduces the number of outstanding shares of Class A Common Stock in a reverse stock split or stock combination, then the number of shares of Class A Common Stock issuable upon conversion of a share of Class B Common Stock shall be adjusted such that the holder of the shares of the Class B Common Stock shall receive the number of shares of Class A Common Stock that such holder would have received if such conversion had occurred immediately prior to the record date for such stock split, stock dividend, reverse stock split or stock combination of the Class A Common Stock, as the case may be. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, the number of shares of such security issuable upon conversion of a share of Class B Common Stock shall be determined such that the holder of the shares of the Class B Common Stock shall receive the number of shares of such security that such holder would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends (other than for stock dividends as provided above) shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share of Class B Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such date.

3.	Transfer of Class B Common Stock.

a.     No person holding shares of Class B Common Stock of record (a "Class B Holder") may transfer, voluntarily or involuntarily, and the Corporation and/or the transfer agent shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a "Permitted Transferee" (as defined below), and upon any attempted transfer of shares of Class B Common Stock not permitted hereunder such shares of Class B Common Stock shall automatically, and without any further act or action on the part of the transferor, the transferee or the Corporation, be converted into Class A Common Stock as provided by Subsection d. of this Section 3. A "Permitted Transferee" shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Common Stock:

(1)     The spouse of such Class B Holder, any lineal descendant of a great grandparent of such Class B Holder or of the spouse of such Class B Holder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Class B Holder, and his or her spouse are herein collectively referred to as the "Class B Holder's Family Members"); and

(2)     The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder's Family Members; provided, that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder's Family Members payable by reason of the death of any of such Class B Holder's Family Members;

b.     Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section 3. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Class A Common Stock, as the pledgee may direct.

c.	For purposes of this Section 3:

(1)     the relationship of any person that is derived by or through legal adoption shall be considered a natural one;

(2)     each joint owner of shares of Class B Common Stock shall be considered a "Class B Holder" of such shares;

(3)     a minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares; and

(4)     unless otherwise specified, the term "person" means both natural persons and legal entities.

d.     Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Common Stock into that number of shares of Class A Common Stock into which such shares of Class B Common Stock would have been convertible pursuant to Article IV, Section B.2. above, effective as of the date on which the certificate(s) representing such shares of Class B Common Stock is presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Common Stock or is a Permitted Transferee.

e.     Shares of Class B Common Stock shall only be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the disposition of such shares. The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this Section.

4.     Automatic Conversion of Class B Common Stock. Immediately upon the death of Stewart Wang, the original holder of the Class B Common Stock, each share of Class B Common Stock then outstanding, whether held of record by such original holder or held by a Permitted Transferee, shall automatically, and without any future act or action on the part of the estate of the original holder, the Corporation, or any other person, be converted into one share of Class A Common Stock, subject to adjustment as set forth in Article IV, Section B.2.b. above. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall be cancelled and certificates representing the number of shares of Class A Common Stock into which such shares of Class B Common Stock were converted shall be issued in replacement thereof.

5.     Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of the Class A Common Stock and the holders of shares of the Class B Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor; provided, that each share of Class A Common Stock and Class B Common Stock shall be equal in respect of rights to dividends and other distributions in cash, stock or property of the Corporation; provided, however, that in the case of dividends or other distributions payable in the Class A Common Stock, including distributions pursuant to stock splits or divisions of the Class A Common Stock which occur after the first date upon which the Corporation has issued shares of both Class A Common Stock and Class B Common Stock, shares of Class A Common Stock shall be distributed only with respect to the Class A Common Stock.

6.     Distributions Upon Liquidation. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation in accordance with applicable law, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities or the Corporation, the holders of each series of Preferred Stock, if any, shall be entitled to receive, out of the net assets of the Corporation, an amount for each share of such series of Preferred Stock equal to the amount fixed and determined by the Board of Directors of the Corporation in the resolution or resolutions creating such series and providing for the issuance of such shares, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of the Common Stock. After payment in full of said amounts to the holders of the Preferred Stock of all series, the remaining assets and funds of the Corporation shall be divided among and paid to the holders of shares of the Common Stock, assuming for such purpose that all outstanding shares of Class B Common Stock had been converted into shares of Class A Common Stock immediately prior to such distribution. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of the Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed ratably among such holders of the Preferred Stock in proportion to the respective total amounts that they shall be entitled to receive as provided in this Section.

7.     No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.     General. Except as otherwise required by the General Corporation Law of California or as otherwise provided herein, each share of Class A Common Stock and each share of Class B Common Stock shall have identical rights, preferences, privileges and restrictions.

ARTICLE V

Cumulative voting for the election of directors of the Corporation shall be eliminated effective upon the date when the Corporation becomes, and for as long as the Corporation is, a "listed corporation" within the meaning of Section 301.5 of the California Corporations Code.

3)     The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

4)     The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 903 of the General Corporation Law of California. The Corporation only has one class of shares and the number of outstanding shares is 4,938,814.51. The number of shares voting in favor of the amendments equaled or exceeded the vote required. The percentage vote required for approval of the amendments was more than 50% .

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

Dated:     March 8, 1995

/s/ Stewart Wang

Stewart Wang, President

/s/ Kenneth Crooks

Kenneth Crooks, Secretary

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